Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of NatWest Group plc for the registration of Debt Securities, Dollar Preference Shares, Contingent Convertible Securities, Ordinary Shares and Rights To Subscribe For Ordinary Shares and to the incorporation by reference therein of our reports dated March 4, 2021, with respect to the consolidated financial statements of NatWest Group plc, and the effectiveness of internal control over financial reporting of NatWest Group plc, included in its Annual Report on Form 20-F for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

London, United Kingdom

December 22, 2021